Exhibit 10.2

March 12, 2019

Mr. Jim Miller

Dear Mr. Miller,

We are pleased to offer you the position of Chief Revenue Officer for Majesco.

Your start date will be on or before March 18, 2019. You will report to Mr. Adam Elster, CEO.

1.	Compensation and Benefits

a.	Base Salary: Your base salary will be $325,000 per annum (Three Hundred Twenty-Five Thousand only), payable to you on a semi- monthly basis.
b.	Annual Cash Bonus: In addition, you will be entitled to an annual cash bonus up to $ 250,000 of your base salary from April 1, 2019 onwards. Annual cash bonus is paid annually based on annual corporate targets.

2.	Sign-On Restricted Stock Units: You will be granted an award of 75,000 Restricted Stock Units (“RSUs”) under the Majesco equity incentive plan effective your joining date or as soon thereafter as reasonably practicable. These RSU will vest equally over the 3 years.

a.	Notice Period: The employment which is “at will”, is subject to termination by the Company at any time Without Cause with two (2) weeks’ notice or with Cause. If you decide to terminate your employment, you shall provide the Company with two (2) weeks prior notice exclusive of any vacation time accrued and will return to Majesco, all Majesco’s property. This at-will employment relationship cannot be changed except in a written format signed by the CEO of Majesco.

3.	Severance: In the event that your employment with the Company is terminated at any time by the Company Without Cause (solely as determined by the Company), you will be entitled to receive a lump sum payment on the 60th day following termination equal to six (6) months’ base salary and the prorated portion of annual bonus as severance, subject to execution of a release of all claims reasonably satisfactory to the Company.

4.	Severance and Change of Control
a.	In the event that your employment with the Company is terminated at any time by the Company for a reason defined as Change in Control and for resignation as a Good Reason as a consequence of Change of Control as defined in this Section 4.a.:

i.	Severance: You will be entitled to receive a lump sum payment on the 60th day following termination equal to six (6) months Base Salary and the prorated portion of annual bonus as severance.

ii.	Acceleration Upon Change of Control: In the event that your employment is terminated Without Cause and in connection with a Change of Control transaction, or as resignation for a Good Reason as a consequence of a Change of Control, 100% of your then outstanding unvested Equity Awards will immediately vest.

b.	Definitions:

i.	Cause means termination of employment by Company to (i) your conviction of, or plea of nolo contendre with respect to: (1) any felony, (2) any act of fraud or embezzlement against the Company or its affiliates, (3) any act of moral turpitude, or (4) any conduct tending to bring the Company or its affiliates into substantial public disgrace or disrepute, (ii) the commission by you of any act or omission involving fraud with respect to the Company or its affiliates or in connection with any relationship between the Company or its affiliates on the one hand and any customer or supplier thereof on the other hand, (iii) use by you of illegal drugs or repetitive abuse of other drugs or repetitive excessive consumption of alcohol interfering with the performance of your duties, (iv) the gross negligence or willful misconduct of you in the performance of your duties with respect to the Company or its affiliates, (v) the material breach of this Offer Letter or any other confidentiality agreement or agreement with respect to your employment, between you and the Company or its affiliates, which breach is not cured after the Company gives you notice, (vi) your failure to follow the lawful directives of the Company or its affiliates after the Company gives you notice of such performance deficiency, or (vii) your failure to observe the material policies of the Company or its affiliates applicable to you and communicated to you in writing and your failure to cure after the Company gives you notice of such failure.

ii.	Change of Control means (i) a dissolution or liquidation of the Company, (ii) a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation with a wholly owned subsidiary, (iii) the sale of substantially all of the assets of the Company.

iii.	Good Reason means a material change in your primary role & responsibilities (excluding ‘change(s) in your reporting relationship/hierarchy).

iv.	Without Cause means termination of employment by the Company for reasons other than Cause.

In addition, you will be entitled to the following benefits offered by Majesco per the rules of the company and consistent with the package offered to other Majesco staff:

•	Medical, Dental and Vision Health Insurance
•	Life, Accidental Death and Dismemberment
•	Short-term and Long-term Disability Insurance
•	Fifteen days earned paid vacation per year plus holidays
•	In addition, Majesco provides a completely employer paid insurance protection under Life and AD&D which is 1.5 X times the base salary and up to $500,000.

The position is currently based in Morristown, NJ. The position may also require frequent travel. This may include travel to India and other countries outside the United States of America.

Terms of employment

This offer is conditioned on your signing this offer letter and Majesco’s Non-Disclosure Agreement.  This offer is also based on (i) a satisfactory background investigation and reference check; and (ii) satisfactory proof of your legal right to work in the United States.

This offer is contingent upon compliance with Form I-9 completion timelines and confirmation of employment authorization by E-Verify.

The terms and conditions of your employment will be governed by applicable Majesco policies, including but not limited to our Employee Handbook and Information Security Policy and procedures. By accepting employment with Majesco, you have consented to Majesco’s limited use of your personal information for the purposes of fulfilling certain aspects of the employer-employee relationship, such as hiring, administering benefits, payment, and ensuring the health and safety of its employees.

The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written.

This letter shall be governed by and construed in accordance with the laws of the State of New Jersey.

Please return a signed acceptance of this letter within two (2) business days as indication that you find the offer acceptable. We look forward to your joining the Majesco team. Please sign below so we may begin the process of indoctrinating you to Majesco.

Sincerely,

Adam Elster	Accepted	/s/ Adam Elster

CEO	Date	3/13/19